                                                                Sub-Item 77D(g)

                 POLICIES WITH RESPECT TO SECURITY INVESTMENTS

          AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

On April 24, 2013, the Board of Trustees of AIM Counselor Series Trust (Invesco Counselor Series Trust), on behalf of Invesco U.S. Quantitative Core Fund (the "Fund"), adopted resolutions approving to: (1) change the name of the Fund to Invesco Low Volatility Equity Yield Fund; (2) change the Fund's investment objective from long-term growth of capital to income and long-term growth of capital; (3) remove the non-fundamental restriction related to investing 80% of net assets in securities of U.S. issuers and adding a non-fundamental restriction requiring the Fund to invest at least 80% of its net assets in equity securities; and (4) change the distribution frequency from annually to quarterly.

The changes described above were effective July 31, 2013, and are further described in the supplement to the Fund's prospectus filed via EDGAR with the Securities and Exchange Commission on May 10, 2013 (accession number 0000950123-13-003553) and incorporated by reference herein.